SILVERLEAF RESORTS, INC.
1221 River Bend Drive, Suite 120
Dallas, Texas 75247
(214) 631-1166

Contact:	Thomas J. Morris
SVP-Capital Markets
(214) 631-1166

SILVERLEAF RESORTS, INC. REPORTS INCREASES IN REVENUE,
VACATION INTERVAL SALES & NET INCOME FOR 2005

2006 Core Net Income is Projected to Increase 21% to 25%

DALLAS, TEXAS. (March 7, 2006) --- Silverleaf Resorts, Inc. (AMEX: SVL) today announced its financial results for the year ended December 31, 2005.

2005 Financial Highlights:

▪	Total revenue increased to $201.9 million
▪	Vacation interval sales increased to $146.4 million
▪	Improved efficiency leads to increased net income of $23.2 million

“Our efforts these past couple of years and specifically our results for 2005 clearly demonstrate that we are successfully executing on our strategy,” commented Robert Mead, Chairman and CEO. “More importantly, our results reflect the strength of our business model as sales to existing customers enabled our net income growth to outpace our revenue increase. We entered 2006 in a stronger financial position compared to this time a year ago, enabling us to add new facilities and resorts and the introduction of Silverleaf’s first off-site sales center, which is scheduled to open on March 8th, in the Dallas, TX area. These investments in our business, combined with our expense management, will enable us to have another strong year in 2006, as we are currently estimating core net income to increase 21% to 25% over 2005.”

Total revenue for 2005 increased to $201.9 million compared to $183.7 million in 2004. Revenue for 2005 includes a gain on the sale of notes receivable under a term securitization of $5.8 million, and a gain on the sale of undeveloped land of $3.6 million. Net income for the year ended December 31, 2005 increased to $23.2 million, or $0.59 per diluted share compared to net income of $13.8 million, or $0.35 per diluted share for the year ended December 31, 2004.

Vacation interval sales increased 6.1% to $146.4 million during the year ended December 31, 2005 compared to $138.0 million during the year ended December 31, 2004. The increase in sales for 2005 compared to 2004 is due primarily to an increase in sales to existing owners, which contributed to a reduction in sales and marketing expense to 50.1% of sales for all of 2005 from 51.3% for all of 2004, as marketing expenses are lower for these sales. In addition, the provision for uncollectible notes was 16.2% of vacation interval sales for 2005, down from 19.4% in 2004, as a result of better performance of notes originated since the company began focusing on selling to customers with better credit characteristics.

2005 Fourth Quarter Financial Highlights:

▪	Total revenue increased 6.4% to $48.2 million
▪	Vacation interval sales increased 15.3% to $37.1 million
▪	Pre-tax income increased 20.8% to $5.1 million

Total revenue for the fourth quarter of 2005 increased to $48.2 million from $45.3 million during the same period in 2004. Vacation interval sales increased 15.3% to $37.1 million during the fourth quarter of 2005 compared to $32.2 million during the fourth quarter of 2004. The increase in sales in the quarter ended December 31, 2005 compared to 2004 is due primarily to an increase in sales to existing owners, which contributed to a reduction in sales and marketing expense to 51.8% in the fourth quarter of 2005 from 55.6% of sales in the fourth quarter of 2004, as marketing expenses are lower for these sales.

During the fourth quarter of 2004, the company recorded a gain on sale of notes receivable of $1.3 million, which did not recur in the fourth quarter of 2005. In addition, the provision for uncollectible notes was 15% of vacation interval sales for the fourth quarter of 2005, down from 17.5% in 2004, as a result of better performance of notes originated since the company began focusing on selling to customers with better credit characteristics. During the fourth quarter of 2005, the company recorded income tax expense at 30.2% pre-tax income, while in the fourth quarter of 2004, the company did not record income tax expense due to utilizing various NOL items. As a result of the increased tax provision in 2005, and gain on sale of notes receivable in the fourth quarter of 2004, net income for the fourth quarter decreased to $3.6 million, or $0.09 per diluted share, compared to net income of $4.3 million, or $0.11 per diluted share, for the fourth quarter of 2004.

Outlook

For the purposes of providing more transparency, the Company’s estimates in this press release include core operations, and exclude historical gains and discontinued operations, and assume 2004 and 2005 amounts were fully taxed at the 2006 effective income tax rate of 38.5%.

	2004	2005	2006 Guidance
	Actual	Actual	Low	High
Net income, as reported	$13.8	$23.2
Adjustments between net income as reported, and
core net income:
Gain on sale of notes receivable under a term securitization	-	(5.8)
Gain on sale of undeveloped land	-	(3.6)
Income from discontinued operations, net of taxes	(0.6)	(0.7)
Provision for income taxes, as reported	-	9.7
Core income before provision for income taxes	13.2	22.8
Provision for income taxes at 38.5% core rate	(5.1)	(8.8)
Core Net Income	$8.1	$14.0	$17.0	$17.5

Core Fully Diluted EPS	$0.21	$0.36	$0.43	$0.45

The Company is forecasting 2006 net income in the range of $17.0 million to $17.5 million, or $0.43 to $0.45 per diluted share. This represents a 21% to 25% increase compared to 2005 core net income of $14.0 million, or $0.36 per diluted share. In 2004, the Company’s core net income was $8.1 million, or $0.21 per diluted share.

About Silverleaf Resorts

Based in Dallas, Texas, Silverleaf Resorts, Inc. currently owns and operates 13 timeshare resorts in various stages of development. Silverleaf Resorts offer a wide array of country club-like amenities, such as golf, swimming, horseback riding, boating, and many organized activities for children and adults.

This release contains certain forward-looking statements that involve risks and uncertainties and actual results may differ materially from those anticipated. The Company is subject to specific risks associated with the timeshare industry, the regulatory environment, and various economic factors. These risks and others are more fully discussed under the heading “Cautionary Statements” in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s 2004 Annual Report on Form 10-K (pages 19 through 27 thereof) filed on March 25, 2005.

SILVERLEAF RESORTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
Revenues:
Vacation Interval sales	$37,112	$32,177	$146,416	$138,046
Sampler sales	864	666	2,623	2,150
Total sales	37,976	32,843	149,039	140,196

Interest income	9,216	10,268	38,154	37,843
Management fee income	505	300	1,856	1,201
Gain on sales of notes receivable	-	1,335	6,457	1,915
Other income	471	511	6,402	2,522
Total revenues	48,168	45,257	201,908	183,677

Costs and Operating Expenses:
Cost of Vacation Interval sales	5,920	5,478	23,427	24,964
Sales and marketing	19,681	18,248	74,667	71,890
Provision for uncollectible notes	5,566	5,631	23,649	26,811
Operating, general and administrative	6,861	6,253	28,038	25,639
Depreciation and amortization	566	952	2,723	3,588
Interest expense and lender fees	4,488	4,484	17,253	17,627
Total costs and operating expenses	43,082	41,046	169,757	170,519

Income before provision for income taxes
and discontinued operations	5,086	4,211	32,151	13,158
Provision for income taxes	(1,536)	-	(9,725)	(23)
Net income from continuing operations	3,550	4,211	22,426	13,135

Discontinued Operations
Gain on sale of discontinued operations (net of taxes)	-	-	613	-
Income from discontinued operations (net of taxes)	-	121	128	624
Net income from discontinued operations	-	121	741	624

Net income	$3,550	$4,332	$23,167	$13,759

Basic income per share:
Net income from continuing operations	$0.10	$0.12	$0.61	$0.35
Net income from discontinued operations	$-	$-	$0.02	$0.02
Net income	$0.10	$0.12	$0.63	$0.37

Diluted income per share:
Net income from continuing operations	$0.09	$0.11	$0.57	$0.33
Net income from discontinued operations	$-	$-	$0.02	$0.02
Net income	$0.09	$0.11	$0.59	$0.35

Weighted average basic shares outstanding:	37,190,670	36,860,238	36,986,926	36,852,133

Weighted average diluted shares outstanding:	39,259,107	39,015,786	39,090,921	38,947,854

SILVERLEAF RESORTS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)
(Unaudited)

	December 31,	December 31,
ASSETS	2005	2004

Cash and cash equivalents	$10,990	$10,935
Restricted cash	4,893	3,428
Notes receivable, net of allowance for uncollectible notes of
$52,479 and $52,506, respectively	177,572	196,466
Accrued interest receivable	2,243	2,207
Investment in special purpose entities	22,802	5,173
Amounts due from affiliates	680	288
Inventories	117,597	109,303
Land, equipment, buildings, and utilities, net	10,441	24,375
Land held for sale	495	2,991
Prepaid and other assets	14,083	14,340

TOTAL ASSETS	$361,796	$369,506

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
Accounts payable and accrued expenses	$9,556	$7,980
Accrued interest payable	1,354	1,302
Amounts due to affiliates	544	929
Unearned revenues	5,310	4,634
Taxes payable	1,268	-
Deferred taxes payable, net	8,485	-
Notes payable and capital lease obligations	177,269	218,310
Senior subordinated notes	33,175	34,883

Total Liabilities	236,961	268,038

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
Preferred stock, 10,000,000 shares authorized, none issued and outstanding	-	-
Common stock, par value $0.01 per share, 100,000,000 shares authorized,
37,494,304 shares issued, 37,494,304 shares outstanding at December 31,
2005, and 36,860,238 shares outstanding at December 31, 2004	375	372
Additional paid-in capital	112,207	116,614
Retained earnings (deficit)	12,253	(10,914)
Treasury stock, at cost, 0 shares at December 31, 2005 and 388,768
shares at December 31, 2004	-	(4,604)

Total Shareholders' Equity	124,835	101,468

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$361,796	$369,506